Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Intellicell Biosciences, Inc.

2. The articles have been amended as follows: (provide article numbers if available)

Article II is hereby amended and supplemented in its entirety as follows:

See attached

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
50.95%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: __/__/__

Article II is hereby amended and supplemented in its entirety as follows: ARTICLE II
The amount of total  authorized  capital stock  which the Corporation  shall  have the authority  to issue is 3,500,000,000 shares  of  common  stock, each  with $0.0001  par  value,  and 1,000,000 shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended and supplemented, the  Board of  Directors  may  fix  and  determine  the  designations,  rights,  preferences  or  other variations of each class of capital stock of the Corporation as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.